Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of W. P. Carey & Co. LLC of (i) our report dated February 29, 2012 relating to the financial statements and financial statement schedule of W.P. Carey & Co. LLC; and (ii) our report dated February 29, 2012 relating to the financial statements and financial statement schedules of Corporate Property Associates 16—Global Incorporated; and (iii) our reported dated March 5, 2012 related to the financial statements and financial statement schedule of Corporate Property Associates 15 Incorporated, all of which are included in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 20, 2012